Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	37-1867101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11940 Jollyville Road, Suite 300-N

Austin, Texas  78759

(949) 614-0700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

2020 EQUITY INCENTIVE PLAN

(Full title of the plan)

Paul T. Anthony

Chief Financial Officer

CynergisTek, Inc.

11940 Jollyville Road, Suite 300-N

Austin, Texas  78759

(949) 614-0700 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Alexander Pearson, Esq.

S. Chase Dowden, Esq.

Kirton McConkie PC

50 E. South Temple, Suite 400

Salt Lake City, UT 84111

(801) 328-3600 (telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”
in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Shares of common stock, par value $0.001 per share (“Common Stock”) issuable pursuant to the 2020 Equity Incentive Plan (the “2020 Plan”)	2,745,621	$1.53	$4,200,800.13	$545.26

(1)This Registration Statement registers the offer and sale of an aggregate of 2,745,621 shares of Common Stock of CynergisTek, Inc. (the “Registrant”) that are or that may become issuable under the 2020 Plan, which number of shares of Common Stock is comprised of the sum of (i) 1,000,000 newly reserved shares of Common Stock under the 2020 Plan, (ii) 358,075 shares of Common Stock available for future awards under the Registrant’s 2011 Equity Incentive Plan (the “Prior Plan”), and (iii) the number of shares of Common Stock underlying any award granted under the Prior Plan that expires, terminates or is canceled or forfeited under the terms of the Prior Plan.

(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued under the 2020 Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the shares of Common Stock authorized for issuance pursuant to the 2020 Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high ($1.59) and low ($1.47) prices of the Common Stock as reported on the NYSE American on June 22, 2020, because the price at which the securities to be granted in the future may be exercised is not currently determinable.

EXPLANATORY NOTE

On June 15, 2020, at the 2020 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the 2020 Plan. The 2020 Plan provides, among other things, that the number of shares of the Registrant’s Common Stock reserved for issuance under the 2020 Plan (subject to adjustment for certain changes in the Registrant’s capitalization) is equal to the sum of (i) 1,000,000 newly reserved shares of Common Stock (ii)  358,075 shares of Common Stock available for future awards under the Prior Plan, and (iii) the number of shares of Common Stock underlying any award granted under the Prior Plan that expires, terminates or is canceled or forfeited under the terms of the Prior Plan.  Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2020 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

1.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020, including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2020.

2.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020.

3.The Registrant’s Current Reports on Form 8-K and 8-K/A filed with the SEC on January 14, 2020, February 28, 2020, March 30, 2020, April 7, 2020, April 9, 2020, April 20, 2020 and June 16, 2020.

4.A description of the Registrant’s $0.001 par value Common Stock being registered hereunder is contained in the section entitled “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-3 (File No. 333-220888) filed with the SEC on October 10, 2017, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. The Delaware General Corporation Law, or DGCL, and certain provisions of the Registrant’s bylaws under certain circumstances provide for indemnification of the Registrant’s officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Registrant’s bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits that no director shall be personally liable to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•	from any transaction from which the director derived an improper personal benefit.

The Registrant’s bylaws authorize the Registrant to indemnify its directors and officers to the maximum extent and in the manner permitted under Delaware law.

The Registrant’s bylaws provide that the Registrant will indemnify any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation that was a predecessor corporation or other entity of the Corporation or of another enterprise at the request of such predecessor corporation or entity against expenses, judgments, fines, penalties, ERISA excise taxes, settlements, loss, liability, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person arising by reason of such person’s official capacity or anything done or not done in such person’s official capacity. The Registrant will provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

The determination of entitlement to indemnification will be made: (A) by a majority vote of the directors of the Registrant who are not a party to the proceeding for which indemnity is sought (“Disinterested Directors”), even though less than a quorum of the board of directors; (B) by a committee of such Disinterested Directors, even though less than a quorum of the board of directors; (C) by a written opinion of independent legal counsel if (x) a change of control will have occurred and the potential indemnitee so requests or (y) a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; or (D) by the stockholders of the Registrant (but only if a majority of the Disinterested Directors, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination).

The Registrant’s bylaws also authorize the board of directors, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action. If applicable law so provides, such advancement will be made upon a written undertaking by the indemnitee to repay any advanced amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Registrant’s bylaws.

Section 145(g) of the DGCL grants the power to the Registrant to purchase and maintain insurance which protects the Registrant’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

The Registrant is permitted by its bylaws to purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability.  The Registrant maintains a Directors and Officers policy which covers certain liabilities of directors and officers of the Registrant.

The Registrant has entered into separate indemnification agreements with each of its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the certificate of incorporation, as amended, and bylaws, as amended, against any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Registrant’s approval and counsel fees and disbursements. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s certificate of incorporation and bylaws, each as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of CynergisTek, Inc., incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the SEC on September 8, 2017.
4.2	Bylaws of CynergisTek, Inc., incorporated by reference to Exhibit 3.2 to our Form 8-K filed with the SEC on September 8, 2017.
4.3	2020 Equity Incentive Plan (incorporated by reference as Annex A to the Registrant’s Definitive Proxy Statement filed with the SEC on April 28, 2020).
5.1	Opinion of Kirton McConkie, a Professional Corporation (filed herewith).
23.1	Consent of Kirton McConkie, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Haskell & White LLP (filed herewith)
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

1.The Registrant hereby undertakes:

 (a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

 (ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

 (b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (d)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

 (iii)           The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

 (iv)           Any other communication that is an offer in the offering made by the Registrant to the purchaser.

 (e)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (f)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 26th day of June, 2020.

CYNERGISTEK, INC.

By:	/s/ Caleb Barlow
Caleb Barlow
Chief Executive Officer

By:	/s/ Paul T. Anthony
Paul T. Anthony
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Caleb Barlow and Paul T. Anthony, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Caleb Barlow	Director, President and Chief Executive Officer (Principal Executive Officer and Director)	June 26, 2020
Caleb Barlow
/s/ Robert McCashin	Director (Non-executive Chairman of the Board)	June 26, 2020
Robert McCashin
/s/ Paul T. Anthony	Chief Financial Officer, Secretary (Principal Financial Officer and Accounting Officer)	June 26, 2020
Paul T. Anthony
/s/Theresa Meadows	Director	June 26, 2020
Theresa Meadows
/s/Michael McMillan	Director	June 26, 2020
Michael McMillan

/s/ Mark Roberson	Director	June 26, 2020
Mark Roberson

/s/ Dana Sellers	Director	June 26, 2020
Dana Sellers

/s/ Micael Loria	Director	June 26, 2020
Michael Loria